Exhibit 99.8

Rights Offering

Expires December 19, 2005*

This should only be read in conjunction with the accompanying prospectus. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 10 of the prospectus to read about factors you should consider before exercising any rights to subscribe for shares of Popular’s common stock in this Rights Offering.

Important Dates
Record Date	November 7, 2005
Expiration Date	December 19, 2005*
* unless extended

Contact your financial advisor for more information

(NOT PART OF THE PROSPECTUS)

Highlights of the Rights Offering

OVERVIEW OF THE RIGHTS OFFERING

Popular, Inc. (“Popular”) is issuing to stockholders of record on November 7, 2005, (the “record date”), one non-transferable right entitling the holder to purchase one share of Popular’s common stock for every 26 shares of Popular’s common stock held by that holder as of close of business on the record date. No fractional shares will be issued. The number of subscription rights that Popular grants to each holder will be rounded up to the next whole number. If, as a result of rounding up, the shares subscribed for by all holders exceed the total number of shares of Popular’s common stock offered by the prospectus, all or a portion of the subscriptions pursuant to the rounding up may be cancelled as Popular shall determine, in Popular’s sole discretion. Popular is offering up to 10.5 million shares of common stock. Popular expects, but is not required, to offer all or a portion of shares of Popular’s common stock not subscribed for during the subscription offering to the public in an underwritten public offering.

In addition, each holder who subscribes for the full number of shares of Popular’s common stock underlying that holder’s basic subscription rights will have an oversubscription right to subscribe at the subscription price for additional shares of Popular’s common stock that are not otherwise subscribed for by other holders pursuant to their basic subscription rights, subject to certain limitations described in the prospectus.

The subscription price will be the lesser of (i) $21.00 per share, which we refer to as the initial subscription price, and (ii) the initial public offering price determined in the underwritten public offering, which we refer to as the adjusted subscription price. If the underwritten public offering does not occur within 30 calendar days after the expiration date of the subscription offering, the subscription price will be the lesser of (i) the initial subscription price and (ii) the average closing price at 4:00 p.m., New York City time, of Popular’s common stock for the five trading days up to and including the expiration date.

The rights offering will expire at 5:00 p.m., New York City time, on December 19, 2005, unless extended. Your subscription must be received at or prior to 5:00 p.m., New York City time, on the expiration date unless extended; rights may not be exercised thereafter. Shareholders outside the United States and Canada must make arrangements with the subscription agent to exercise their subscription rights by 11:00 a.m., New York city time, on the day that is two business days prior to the expiration date.

HOW CAN I EXERCISE MY RIGHTS?

To exercise your rights, contact your broker, trustee, or other nominee with whom your shares of common stock are held who can forward your instructions on your behalf. If you do not have a broker, trustee, or other nominee, you should complete the subscription rights order form and deliver it to the subscription agent, together with your payment, at one of the locations indicated in the attached prospectus. For more information, contact the subscription agent toll-free at 1-888-451-6209.

CAN I SUBSCRIBE FOR MORE SHARES THAN MY RIGHTS ENTITLE ME TO PURCHASE?

Yes. Stockholders on the record date who fully exercise the rights issued to them are entitled to subscribe for additional shares of Popular’s common stock that were not subscribed for by other rights holders. This oversubscription right makes shares not purchased by other stockholders available to those who wish to acquire more shares than their rights entitle them to purchase. Record date stockholders should indicate, on the subscription rights order form that they submit with respect to the exercise of the rights issued to them, how many additional shares they are willing to acquire pursuant to the oversubscription right. If there are sufficient remaining shares, all eligible stockholders’ oversubscription requests will be honored in full. If stockholder requests for shares pursuant to the oversubscription right exceed the remaining shares available, the available remaining shares will be allocated pro-rata among eligible stockholders who oversubscribe based upon the number of shares owned by each such holder on the record date. Popular reserves the right to review and not accept any subscription pursuant to the exercise of the oversubscription right for more than 200,000 shares.

MAY I SELL MY RIGHTS?

No, rights are non-transferable.

WHO CAN I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL INFORMATION?

Mellon Bank, N.A. will act as the subscription agent and Mellon Investor Services LLC will act as the information agent in connection with this rights offering. If you have any questions or you need additional information, you can call the subscription agent or the information agent toll-free at 1-888-451-6209.

For more information, call the Subscription Agent at 1-888-451-6209

(NOT PART OF THE PROSPECTUS)

COMPANY OVERVIEW

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, it offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, it has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. It continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC, Inc. Popular is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and fostering growth in the communities it serves. Popular is ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For. It is the largest financial institution based in Puerto Rico and the 27th largest bank holding company in the United States as of June 30, 2005. Popular had consolidated total assets of $47.1 billion, total deposits of $22.6 billion and stockholders’ equity of $3.2 billion at September 30, 2005.

US Banking Operations	US Non-Banking Operations

•   $4.6 Billion Annual Originations in 2004

•   Assets - $8,615 Million

•   Offices - 211 in 34 States

•   Employees - 1,776

•   E-Loan - $5.2 Billion Annual Originations in 2004

•   $10.3 Billion in Deals during 2004

•   $45 Million Assets under Management

•   4 Offices (1 NY, 1 IL, 2 TX)

•   17 Employees

•   Assets - $410 Million

•   Offices - 9 in 9 States

•   Employees - 92

•   Assets - $181 Million

•   Annual Revenues - $5.4 Million for 2004

•   Employees - 34

New York

•   $3,025MM Total Assets

•   32 Branches

•   560 Employees

California

•   $3,148MM Total Assets

•   45 Branches

•   358 Employees

Florida

•   $1,878MM Total Assets

•   18 Branches

•   311 Employees

Illinois

•   $2,002MM Total Assets

•   20 Branches

•   534 Employees

New Jersey

•   $936MM Total Assets

•   14 Branches

•   101 Employees

Texas

•   $1,151MM Total Assets

•   7 Branches

•   106 Employees

Total BPNA as of 9/30/05

•   $12,140 MM Total Assets

•   136 Branches

•   1,970 Employees

For more information, call the Subscription Agent at 1-888-451-6209

(NOT PART OF THE PROSPECTUS)

Popular, Inc.

PLEASE READ THE ACCOMPANYING PROSPECTUS FOR MORE INFORMATION

Investors should consider the investment objectives and risks of Popular carefully before investing. These Highlights of the Rights Offering should be read only in conjunction with the accompanying prospectus relating to the Popular, Inc. Rights Offering. The prospectus contains significantly more detailed information about Popular, including risk factors about Popular and the Rights Offering. These Highlights of the Rights Offering are qualified in their entirety by reference to the information included in the prospectus. Additional copies of the prospectus may be obtained by contacting Mellon Investor Services LLC, the information agent, at 1-888-451-6209, or Popular at 787-765-9800. Read the prospectus carefully before you invest or send money.

OTHER RISKS

Investing in Popular’s common stock involves a high degree of risk. You should consider carefully the information found in the section entitled “Risk Factors” beginning on page 10 of the prospectus. Some, but not all of the risks discussed in that section relate to the following: Popular’s financial results are constantly exposed to market risk. The hedging transactions that Popular enters into may not be effective in managing Popular’s exposure to market risk, including interest rate risk. Reductions in Popular’s credit ratings or those of any of Popular’s subsidiaries would increase Popular’s cost of borrowing funds and make Popular’s ability to raise new funds or renew maturing debt more difficult. A failure to comply with financial covenants in contractual agreements could accelerate payments of related borrowings. A prolonged economic downturn or recession would likely result in an increase in delinquencies, defaults and foreclosures and in a reduction of Popular’s loan origination activity which would adversely affect Popular’s financial results. Popular operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations. Competition with other financial institutions could adversely affect Popular’s profitability.

For a more complete discussion of these and other risks, please see the section entitled “Risk factors” beginning on page 10 in the prospectus.

Dealer Managers

Subscription Agent

Mellon Bank, N.A.

c/o Mellon Investor Services LLC

P.O. Box 3301

South Hackensack, NJ 07606 Attn: Reorganization Department For additional materials, questions or information please call: 1-888-451-6209

Date of first use: November 23, 2005

For more information, call the Subscription Agent at 1-888-451-6209

(NOT PART OF THE PROSPECTUS)